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EXHIBIT 3.1(i)

ARTICLES OF INCORPORATION OF ENVIRONMAX.COM, INC.


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              ENVIRONMAX.COM, INC.

         The undersigned natural person of the age of 18 years or older, acting as incorporator of a corporation under the Utah Revised Business Corporation Act as codified at ss. 16-10a-101, et. seq. (as it may be amended from time to time, the "act"), adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE I.

                                      NAME
         The name of this corporation is EnvironMax.com, Inc.

                                   ARTICLE II.

                                     PURPOSE
         The corporation is organized to engage in any lawful act or activity for which business corporations may be organized under the Act.

                                  ARTICLE III.

                                AUTHORIZED SHARES
         The total number of shares the Corporation is authorized to issue is 120,000,000, which shall be divided into two classes as follows: 20,000,000 Preferred Shares, par value $.001 per share, and 100,000,000 Common Shares, par value $.001 per share.

         The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the board of directors to amend these Articles of Incorporation to divide the Preferred Stock into series or classes, to establish and modify the preferences, limitations and relative rights of the shares of Preferred Stock, and to otherwise make changes affecting the capitalization of the Corporation, subject to the limitations and procedures set forth in section 16-10a-602 of the Act, are as follows:

         A. Common Shares.

                  1. Each outstanding Common Share shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

                  2. Subject to any rights that may be conferred upon any Preferred Shares, upon dissolution of the Corporation the holders of Common Shares then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of Common Shares held by each of them.

                  3. Subject to any rights that may be conferred upon any Preferred Shares, dividends may be paid on the outstanding Common Shares if, as and when declared by the board of directors, out of funds legally available therefor.

                  4. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Shares.

                  B. Preferred Shares. Pursuant to the authority granted to the board of directors by section 16-10a-1002(1)(e) of the Act, the board of directors, without shareholder action, may amend the Corporation's Articles of Incorporation, to the extent and in the manner permitted by Section 16-10a-602 of the Act.


                                   ARTICLE IV.

                           REGISTERED OFFICE AND AGENT
         The street address of the initial registered office of the corporation is 201 South Main Street, Salt Lake City, Utah 84111. The name of the corporation's initial registered agent at that address is Scott R. Carpenter.

                                   ARTICLE V.

                           INITIAL BOARD OF DIRECTORS



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         The number of directors on the Corporation's board shall be set by the
Corporation's bylaws. The Corporation's initial board of directors shall consist of five individuals, whose names and addresses are as follows:

Robert F. Craig                          4190 South Highland Drive, Suite 210
                                         Salt Lake City, UT 84124

Genowefa Z. Craig                        4190 South Highland Drive, Suite 210
                                         Salt Lake City, UT 84124

Charles M. Meredith                      4190 South Highland Drive, Suite 210
                                         Salt Lake City, UT 84124

Fred E. Nichols                          4190 South Highland Drive, Suite 210
                                         Salt Lake City, UT 84124

Lynn B. Barney                           3663 East Brighton Point Drive
                                         Salt Lake City, UT 84121


                                   ARTICLE VI.

                      LIMITATION OF LIABILITY OF DIRECTORS
         To the fullest extent permitted by the Act or any other applicable law as now in effect or as may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment to or repeal of this
         Article VI shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any action or failure to act by such director occurring prior to such amendment or repeal.

                                  ARTICLE VII.

                   INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
         The Corporation shall to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the Corporation whom it shall have the power to indemnify hereunder from and against any and all the expenses, liabilities, and other matters referred to herein or covered hereby. The Corporation shall have the right to advance expenses to its directors, officers, employees and agents to the full extent permitted by the Act, as the same may be amended or supplemented. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such persons. The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under bylaw, agreement, vote of shareholders, vote of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

                                  ARTICLE VIII.

                                     BYLAWS

         The board of directors is authorized to alter or amend the bylaws of the corporation, except the board of directors may not amend any bylaw adopted by the shareholders if the shareholders resolution expressly gives the exclusive right of amendment to the shareholders.

                                   ARTICLE IX.

                                  INCORPORATOR
         The name and address of the incorporator is:

         Scott R. Carpenter     201 South Main Street, Suite 1800

                                Salt Lake City, Utah 84111

         DATED this ______ day of March, 2000.


                                                          ------------------
                                                          Scott R. Carpenter







                       ACKNOWLEDGEMENT OF REGISTERED AGENT
         The undersigned hereby accepts and acknowledges appointment as initial registered agent of the corporation named above.


                                                          ------------------
                                                          Scott R. Carpenter